As filed with the Securities and Exchange Commission on November 1, 2007

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933

SIERRA MONITOR CORPORATION
(Exact name of Registrant as specified in its charter)

California	95-2481914
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
1991 Tarob Court Milpitas, California 95035 (408) 262-6611
(Address of principal executive offices, including zip code)

SIERRA MONITOR CORPORATION 2006 STOCK PLAN
(Full title of the Plan)

Gordon R. Arnold Chief Executive Officer Sierra Monitor Corporation 1991 Tarob Court Milpitas, California 95035 (408) 262-6611
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Aaron J. Alter, Esq. Tracey M. Luttrell, Esq. Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.001 par value, to be issued upon exercise of options granted and outstanding under the 2006 Stock Plan

Common Stock, $0.001 par value, to be issued upon exercise of options available for grant under the 2006 Stock Plan

TOTAL

	247,000 301,521 548,521 shares	$1.48 (2) $1.50 (3)	$365,560.00 (2) $452,281.50 (3)	$39.11 $48.39 $87.51

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 2006 Stock Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of Sierra Monitor Corporation (the “Registrant”).

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act based on the weighted average exercise price of the options granted and outstanding as of October 29, 2007.

(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act based on the sales price of the latest reported trade of the Registrant’s Common Stock as reported on the Over-the-Counter Bulletin Board on October 29, 2007.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference.

The following documents have been filed by Sierra Monitor Corporation (the “Registrant”) with the Commission and are incorporated herein by reference:

1.

The Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, filed with the Commission on March 21, 2007.

2.

The Registrant’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2007, filed with the Commission on May 14, 2007.

3.

The Registrant’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2007, filed with the Commission on August 13, 2007.

4.

The Registrant’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2007, filed with the Commission on October 29, 2007.

5.

The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A, filed with the Commission on October 1, 1973 and any amendment or report filed for the purpose of updating such description.

All reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such reports or documents.  Any statement contained herein or in a report or document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed report or document which also or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.

Description of Securities.

Not applicable.

Item 5.

Interest of Named Experts and Counsel.

Not applicable.

Item 6.

Indemnification of Directors and Officers.

Section 317 of the California Corporations Code authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

The Registrant's Articles of Incorporation provide that the liability of the Registrant’s directors for monetary damages shall be eliminated to the fullest extent permissible under California law.  Article VI of the Registrant’s Bylaws provides for indemnification of the Registrant's directors and officers to the maximum extent permitted by the California Corporations Code.

Item 7.

Exemption from Registration Claimed.

Not applicable.

Item 8.

Exhibits.

The following exhibits are filed as part hereof, or incorporated by reference into, this Registration Statement:

Exhibit Number	Exhibit Document
4.1	Sierra Monitor Corporation 2006 Stock Plan (incorporated by reference to Exhibit 10.1 filed with the Registrant’s Current Report on Form 8-K filed with the Commission on May 22, 2006).
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to the Registrant, as to the legality of securities being registered.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
24.1	Power of Attorney (see page II-5 of this Registration Statement).

Item 9.

Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the

Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to the information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California on November 1, 2007.

SIERRA MONITOR CORPORATION

By: /s/ Gordon R. Arnold Gordon R. Arnold Chief Executive Officer, Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gordon R. Arnold, his attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Gordon R. Arnold Gordon R. Arnold	Chief Executive Officer, Chief Financial Officer and Director (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	October 24, 2007
/s/ Robert C. Marshall Robert C. Marshall	Director	October 24, 2007
/s/ Richard Kramlich C. Richard Kramlich	Director	October 24, 2007

INDEX TO EXHIBITS

Exhibit Number	Exhibit Document
4.1	Sierra Monitor Corporation 2006 Stock Plan (incorporated by reference to Exhibit 10.1 filed with the Registrant’s Current Report on Form 8-K filed with the Commission on May 22, 2006).
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to the Registrant, as to the legality of securities being registered.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
24.1	Power of Attorney (see page II-5 of this Registration Statement).